Exhibit 10.55

FIFTH AMENDMENT TO THE
AMEREN SUPPLEMENTAL RETIREMENT PLAN
Amended and Restated Effective January 1, 2008

WHEREAS, Ameren Corporation ("Company") previously adopted the Ameren Supplemental Retirement Plan, as amended and restated effective January 1, 2008 (the "Plan"), and as subsequently amended by the First Amendment to the Ameren Supplemental Retirement Plan, dated October 24, 2008, the Second Amendment to Ameren Supplemental Retirement Plan, dated November 27, 2013, the Third Amendment to the Ameren Supplemental Retirement Plan, dated January 5, 2015, and the Fourth Amendment to the Ameren Supplemental Retirement Plan, dated November 3, 2015; and

WHEREAS, the Company reserved the right to amend the Plan; and

WHEREAS, the Company desires to amend the Plan to (1) appoint the Administrative Committee of Ameren Services Company as the Committee responsible for administering the day-to-day operations of the Plan; (2) provide the Human Resources Committee of the Board of the Company and the Administrative Committee with certain amendment authority.

NOW, THEREFORE, effective October 13, 2023, Section 5.2 of the Plan is amended, in its entirety, to read as follows:

1.A new Section 1.4 is added to read as follows and the remaining Sections are renumbered accordingly and any current references to the Company (except for references in Section 3.4E and Schedule A) shall be interpreted to mean the Committee:

1.4    "Committee" means the Administrative Committee of Ameren Services Company, which is responsible for administering the Plan.

2.Section 5.2 is amended in its entirety to read as follows:

5.2    Company Rights.

1.The Human Resources Committee of the Board shall have the power to suspend or terminate the Plan in whole or in part at any time, and from time-to-time to extend, modify, amend or revise the Plan in such respects as the Human Resources Committee by resolution may deem advisable, provided that (i) no such extension, modification, amendment or revision shall deprive a Participant, or any beneficiary(ies) thereof, of any part or all of the Participant's vested and accrued benefit as of the date of such action and (ii) no attempt to terminate the Plan shall be effective unless such termination complies with the restrictions and requirements applicable under Code Section 409A and the regulations promulgated thereunder in effect at the time of such termination.

2.Subject to the same limitations on amendments as described in paragraph 1 of this Section and in addition to the discretion afforded to the Committee elsewhere in the Plan, the Committee shall have the power to modify, amend or revise the Plan for changes it determines (i) are legally required, including amendments to comply with Code Section 409A, or (ii) do not result in material cost to Ameren.

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IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized individual this 13 day of October, 2023.

AMEREN CORPORATION

By: Mark C. Lindgren

Name: Mark C. Lindgren
Title:    Executive Vice President Corporate Communications &
Chief Human Resources Officer Ameren Services Company
On Behalf of Ameren Corporation

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